FOR IMMEDIATE RELEASE
Date:             May 5, 2003
Contact:          Patricia E. Hoch, Corporate Secretary
                  (717) 920-5811, Fax: (717) 920-1683
                                       email: phoch@communitybanks.com

                   COMMUNITY BANKS, INC. HOLDS ANNUAL MEETING

Harrisburg, PA - Community Banks, Inc. (Listed on Nasdaq: CMTY) The annual shareholders meeting of Community Banks, Inc. was held on May 1, 2003 at the Four Points Sheraton, Harrisburg, PA.

Eddie L. Dunklebarger, Chairman, President and CEO, presented an overview of the strategic basis for the corporation's dramatic success. He illustrated Community Banks' continued growth in market share, earnings, and overall shareholder return. According to Mr. Dunklebarger, "Our remarkable success can be attributed to three essential factors: Markets, Momentum and Management. Community Banks' increasing market share in rapidly growing markets in central Pennsylvania and northern Maryland, together with our ability to capitalize on market disruptions and emphasis on local decision making are the catalysts for our achievements."

Dunklebarger reported five year annualized asset growth of 13.8%, with deposit and loan growth over the same period exceeding 10% annually. More importantly, 2002 return on equity reached 15.5%, exceeding the corporation's 15% benchmark. Despite economic conditions, these results were achieved through substantial balance sheet growth, maintaining an efficiency ratio below 60% and consistent asset quality. While the economy presents ongoing challenges, Mr. Dunklebarger was confident that continuing improvements in asset quality would position CMTY for positive results again in 2003.

Together with the expansion of core banking operations, Mr. Dunklebarger reported increasing emphasis on new financial services. Among other initiatives, the corporation expanded its title and settlement services, and entered into agreements to acquire an insurance agency and mortgage origination business. Mr. Dunklebarger reiterated the corporation's goal of obtaining non-interest revenue of 30% of total revenue by year end 2004.

Finally, Mr. Dunklebarger described the effects of these achievements in terms of shareholder return. He reported, "An investment in CMTY of $100 made in December 1997 would be worth more than $138 in December 2002, while the overall NASDAQ would have dropped to $86.30. Even more compelling, over the 15 years ending in December 2002, CMTY has provided its shareholders a total annualized return of 13.78%. CMTY's stock price rose 8% in 2002 and 10% this year as of April 30th.

The following were elected to serve a four-year term on the Board of Directors of Community Banks, Inc.: Robert W. Rissinger, John W. Taylor, Jr., Wayne H. Mummert, and Scott J. Newkam. In addition, at the Board of Directors meeting held immediately following the Annual Meeting of Shareholders, Ray N. Leidich, Ernest L. Lowe, and Joseph J. Monahan, were each appointed Director Emeritus.

Community Banks, Inc., headquartered in Harrisburg, PA, is the parent company of Community Banks, its principal banking subsidiary, comprised of 45 offices in central and northeastern Pennsylvania, and northern Maryland. In addition to community banking services, CMTY offers complete trust, investment, insurance and title services.

This press release contains "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995, that are based on Community's current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties. Accordingly, actual results may differ materially. Community undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.